Exhibit T3A.2.72

State of Delaware
Secretary of State
Division of Corporations
Delivered 05:27 PM 12/02/2010
FILED 05:27 PM 12/02/2010
SRV 101143763 - 4906770 FILE

CERTIFICATE OF FORMATION

OF

RITE AID SPECIALTY PHARMACY, LLC

1.            The name of the limited liability company is RITE AID SPECIALTY PHARMACY, LLC.

2.            The address of its registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation this 2nd day of December, 2010.

By:	/s/ Mary E. Keogh
Name:	Mary E. Keogh
Title:	Authorized Person